                                                                   EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT



                                  by and among


                             LEGACY SOFTWARE, INC.,

                          ON THE TOES OF GIANTS, INC.

                                      and

                               ROBERT E. HEITMAN




                          dated as of August 19, 1996

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE I.       PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Transferred Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.3     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.4     Non-Assumption of Agreements . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.5     Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE II.      CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE III.     THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF
                    SELLER AND SHAREHOLDER  . . . . . . . . . . . . . . . . . . . . . . . . .    4
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         4.2     Power and Authority of Seller  . . . . . . . . . . . . . . . . . . . . . . .    4
         4.3     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         4.4     Power and Authority of Shareholder . . . . . . . . . . . . . . . . . . . . .    5
         4.5     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.6     Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . .    5
         4.7     Financial Statements/Inventory.  . . . . . . . . . . . . . . . . . . . . . .    5
         4.8     Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.9     Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.10    Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . .    6
         4.11    Title to Property and Assets.  . . . . . . . . . . . . . . . . . . . . . . .    6
         4.12    Intellectual Property Rights.  . . . . . . . . . . . . . . . . . . . . . . .    6
         4.13    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.15    Plants, Buildings, Structures, Facilities and Equipment  . . . . . . . . . .    8
         4.16    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.17    Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . .    8
         4.18    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.20    Labor Relations and Employment . . . . . . . . . . . . . . . . . . . . . . .    8
         4.21    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.22    Copies of Certain Documents  . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.23    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.24    Representations and Warranties on Closing Date . . . . . . . . . . . . . . .    9

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
ARTICLE V.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . .    9
         5.1     Organization; Capitalization . . . . . . . . . . . . . . . . . . . . . . . .    9
         5.2     Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.3     Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . .   10
         5.4     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.5     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.6     Representations and Warranties on Closing Date . . . . . . . . . . . . . . .   10

ARTICLE VI.      COVENANTS OF SELLER AND SHAREHOLDER  . . . . . . . . . . . . . . . . . . . .   10
         6.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         6.2     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.3     Efforts to Consummate Transaction  . . . . . . . . . . . . . . . . . . . . .   12
         6.4     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.5     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.6     Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         6.7     Continued Assistance.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         6.8     Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . . .   13
         6.9     Shareholders' Approval . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         6.10    Vote of the Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         6.11    Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         6.12    Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         6.13    Adoption of the Plan of Liquidation  . . . . . . . . . . . . . . . . . . . .   14

ARTICLE VII.     COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.1     Actions and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.2     Continued Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.3     Efforts to Consummate Transaction  . . . . . . . . . . . . . . . . . . . . .   14
         7.4     Offer of At-Will Employment. . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.5     Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE VIII.    CONDITIONS OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         8.1     Conditions to Obligation of Buyer to Close . . . . . . . . . . . . . . . . .   15
         8.2     Conditions to Obligations of Seller and Shareholder to Close . . . . . . . .   17

ARTICLE IX.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.1     Survival of Representations, Warranties, Etc.  . . . . . . . . . . . . . . .   18
         9.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.3     Procedure for Claims By Third Parties  . . . . . . . . . . . . . . . . . . .   19
         9.4     Tax Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE X.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         10.2    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.3    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.5    Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

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
         10.6    Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         10.7    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         10.8    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         10.9    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         10.10   Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         10.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         10.12   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         10.13   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         10.14   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         10.15   Mediation and Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . .   25
         10.16   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         10.17   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

EXHIBITS

Exhibit A-1      Form of Plan of Liquidation
Exhibit A-2      Form of Proprietary and Inventions Agreement
Exhibit B-1      Form of Bring-Down Certificate of Selling Parties
Exhibit B-2      Form of Bring-Down Certificates of Buyer
Exhibit C        Form of Bill of Sale
Exhibit D        Form of General Assignment
Exhibit E        Form of Intellectual Property Assignment
Exhibit F        Form of Employment Agreement
Exhibit G-1      Form of Seller Investment Representation Letter
Exhibit G-2      Form of Shareholder Investment Representation Letter

                            ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT is made and entered into as of August 19, 1996 (the "EFFECTIVE DATE"), by and among LEGACY SOFTWARE, INC., a Delaware corporation ("BUYER"), ON THE TOES OF GIANTS, INC., a California corporation ("SELLER"), and Robert E. Heitman, an individual ("SHAREHOLDER," and together with Seller, "SELLING PARTIES").

                 A. Seller is engaged in the business of designing game software programs and internet-related programs (the "BUSINESS").

                 B. Seller is in the process of developing for adoption by its board of directors and shareholders a Plan of Liquidation (to be attached hereto as Exhibit A-1 and by this reference incorporated herein), pursuant to which Seller will liquidate all of its assets and dissolve over the next six
(6) months (the "PLAN OF LIQUIDATION").

                 C. In connection with the Plan of Liquidation, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to acquire from Seller, substantially all of the assets, properties and rights used by Seller in the operation of the Business, subject to the assumption by Buyer of certain liabilities and obligations of Seller relating to the Business, on the terms and conditions set forth in this Agreement.

                 D. Seller is owned entirely by Shareholder. Shareholder, as the sole stockholder of Seller, has approved the transactions contemplated in this Agreement.

                 E. Selling Parties intend that the transactions contemplated in this Agreement be structured as a "C" Reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "CODE").

                 NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I.
                          PURCHASE AND SALE OF ASSETS

                 1.1 TRANSFERRED ASSETS. Subject to the terms and conditions set forth in this Agreement, on the "Closing Date" (as defined in Section 3 below), Seller shall sell, transfer, assign and deliver to Buyer (the "TRANSFER") and Buyer shall acquire from Seller, for the consideration hereinafter described, all of the assets, properties and rights of Seller of every kind, nature and description, real or personal, tangible or intangible, known or unknown, wherever located, other than the "Excluded Assets" (as defined in Section 1.2 below), as the same shall exist on the Closing Date (collectively, the "TRANSFERRED ASSETS"), free and clear of any mortgage, security, interest, pledge, lien, conditional sale agreement, charge or other encumbrance (each, an "ENCUMBRANCE"). The Transferred Assets will include, without limitation, the following:

                    (a) all accounts receivable of Seller or relating to products sold or services rendered in connection with the Business, whether or not invoices relating thereto have been issued, set forth in Schedule 1.1(a) hereto;

                    (b) all right, title and interest in and to all leases, contracts, licenses, purchase orders, sales orders, commitments and other agreements of Seller relating to the Transferred Assets or the Business (collectively, the "CONTRACTS") set forth in Schedule 1.1(b) hereto;

                    (c) all prepaid expenses, advances and deposits of Seller relating to the Transferred Assets or the Business set forth in Schedule 1.1(c) hereto;

                    (d) all causes of action, demands, judgments, claims (including insurance claims), indemnity rights or other rights of Seller relating to the Transferred Assets or the Business or arising under express or implied warranties from suppliers with respect to the Transferred Assets;

                    (e) all inventions, trade secrets, confidential information, financial, business and marketing plans, customer and supplier lists and related information, marketing and promotional materials, formulae, process engineering, technical and computer data, art works, schematic drawings, secret processes, engineering drawings, proprietary rights, proprietary knowledge, know-how, computer software and programming know-how (including source code, object code, on-line files, documentation, testing materials and reports), product plans, software development tools, marks, trademarks, names, symbols, service marks, logos, copyrights and patents and all applications therefor, registrations thereof and licenses in respect thereof necessary to or used in the conduct of the Business set forth in
Schedule 1.1(e) hereto (the "INTELLECTUAL PROPERTY"). Without limiting the generality of the foregoing, Intellectual Property shall include all of the foregoing with respect to (a) Seller's GamePoint system, (b) Seller's current program for a bridge game, (c) all developments, improvements, modifications or changes with respect to a billing module to charge users for use of games and any Internet game-related technology and (d) all rights to the Intellectual Property produced or developed by employees and/or consultants of Seller relating to the Transferred Assets or the Business;

                    (f) all income, royalties, damages and payments due at Closing (as defined in Article 3 below) or thereafter with respect to any of the Transferred Assets or the Business and all other rights with respect thereto (including, without limitation, rights to damages and payments for past, present or future infringements or misappropriations of any Intellectual Property) in all countries;

                    (g) all franchises, consents, licenses, marketing rights, permits, authorizations, approvals and other operating authorities issued by governmental or regulatory bodies to Seller relating to the Transferred Assets or the Business set forth in Schedule 1.1(g) hereto;

                    (h) all right, title and interest of Seller in and to the Business as a going concern, including its goodwill and all other intangible assets associated therewith;

                    (i) all books and records of Seller relating to the Transferred Assets or the Business, including, without limitation, correspondence, employment records (to the extent permitted by law), production records, accounting records, property records, mailing lists, customer and vendor lists, Intellectual Property prosecution files and regulatory files (including master files);

                    (j) the name "ON THE TOES OF GIANTS" and variations thereof and all other trade names of Seller relating to the Business; and

                    (k) all other assets, inventories and properties of Seller relating to the Business which exist on the Closing Date, including all assets reflected on the Financial Statements (as defined in Section 4.7 below).

                 1.2      EXCLUDED ASSETS. Notwithstanding the provisions of
Section 1.1 above, the Transferred Assets do not include, and Seller does not hereby convey or transfer to Buyer any property, right or asset set forth in
Schedule 1.2 hereto.

                 1.3 ASSUMED LIABILITIES. Buyer hereby agrees to assume, satisfy or perform when due all liabilities and obligations of Seller in respect of the Contracts to the extent (but only to the extent) each of such liabilities or obligations arise after the time of Closing (the "ASSUMED LIABILITIES") whether or not a claim has been asserted in connection therewith prior to the Closing and excluding without limitation, (i) obligations relating to breach, if any, of the Contracts occurring prior to the Closing and (ii) debts relating to services rendered, but not paid for as of the Closing.

                 1.4 NON-ASSUMPTION OF AGREEMENTS. Except as specifically set forth in Section 1.1 above, Buyer shall not assume any other agreement, whether express or implied, that exists between Seller and any of Seller's current or former employees, or any third party, and nothing in this Agreement is intended to be or shall be construed as an assumption by Buyer of any rights, obligations or liabilities of any kind under any such agreement.

                 1.5 EXCLUDED LIABILITIES. Buyer shall not, by the execution, delivery and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of acts or occurrences prior to, at or after the date hereof. Without limiting the generality of the foregoing, Seller shall remain liable for all liabilities and obligations to Seller's personnel with respect to the notice and continuation coverage requirements of Section 4980B(e) of the Code and regulations thereunder, payroll, overtime, accrued vacation time, holiday time, severance arrangements or workers' compensation of any nature which are accrued but unpaid as of the Closing Date or which accrued as a result of the consummation of the transactions contemplated herein.

                                  ARTICLE II.
                                 CONSIDERATION

                 Subject to the terms and conditions set forth in this Agreement, in consideration of the Transfer of the Transferred Assets (and in addition to the assumption of the Assumed Liabilities), on the Closing Date, Buyer shall assign, convey and deliver to Seller Thirty- Three Thousand Three Hundred Thirty-Four (33,334) shares of common stock of Buyer, $.001 par value per share (the "COMMON STOCK") (the "PURCHASED SHARES").


                                  ARTICLE III.
                                  THE CLOSING

                 The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Brobeck, Phleger & Harrison LLP, 550 South Hope Street, Los Angeles, California 90071-2604 at 10:00 A.M. local time, on August 30, 1996, or at such other location, time or date as may be agreed to in writing by the parties hereto (the "CLOSING DATE"). At the Closing, the parties hereto will exchange certificates, opinions and other documents as required hereby. Notwithstanding the foregoing, the Closing shall be effective at 12:01 A.M. local time on the Closing Date.


                                  ARTICLE IV.
                       REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND SHAREHOLDER

                 Seller and Shareholder, jointly and severally, represent and warrant as of the Effective Date and as of the Closing Date to Buyer as follows:

                 4.1 ORGANIZATION. Seller is a corporation duly organized and validly existing under the laws of the state of California. Seller has the corporate power to own its properties and to carry on its business as now conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and where the failure to do so would have a material adverse effect upon (i) the Transferred Assets or the Business taken as a whole, (ii) the business, operations or financial condition of Seller,
(iii) the ability of Seller to consummate the transactions contemplated hereby (any of the foregoing, a "MATERIAL ADVERSE EFFECT"). Seller is not qualified to do business as a foreign corporation in any jurisdictions.

                 4.2 POWER AND AUTHORITY OF SELLER. Seller has all requisite corporate power and authority to enter into this Agreement and to assume and perform fully its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly authorized by all necessary corporate action.

                 4.3 CAPITAL STRUCTURE. The total authorized capital stock of Seller consists of one million (1,000,000) shares of common stock, no par value ("SELLER COMMON STOCK"), of which ten thousand (10,000) are shares of issued and outstanding. All outstanding shares of

Seller Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Seller's Articles of Incorporation or Bylaws or any agreement to which Seller is a party or by which Seller is bound. All of the outstanding shares of Seller Common Stock are owned beneficially and of record by Shareholder, as the sole shareholder of Seller, and there shall be no change in the ownership of Seller Common Stock through the Closing Date. There are no outstanding obligations, warrants, preemptive rights, or other agreements or commitments to which Seller or Shareholder is a party, or by which Seller or Shareholder are otherwise bound, providing for the issuance of any additional shares of Seller capital stock, nor are there any outstanding nonequity securities (e.g., debt securities) of Seller.

                 4.4 POWER AND AUTHORITY OF SHAREHOLDER. Shareholder has the right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder, without obtaining the approval or consent of any other Person. For purposes of this Agreement, "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental or regulatory authority. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms

                 4.5 SUBSIDIARIES. Seller does not own, directly or indirectly, any interest in any other corporation, partnership, joint venture or other legal entity.

                 4.6 CONSENTS AND APPROVALS; NO VIOLATION. There is no requirement applicable to Seller or Shareholder to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Seller and Shareholder of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller or Shareholder, nor the consummation by Seller or Shareholder of the transactions contemplated hereby, nor compliance by Seller or Shareholder with any of the provisions hereof, will
(a) conflict with or result in any breach of any provision of the Articles of Incorporation, bylaws or other organizational documents of Seller, (b) result in a breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any material agreement or instrument to which Seller or Shareholder is a party, or by which any of the businesses, properties or assets of Seller or Shareholder may be bound. For purposes of this Agreement, "KNOWLEDGE OF SELLING PARTIES" means the knowledge, information or belief of any officer, director or employee of Seller and of Shareholder, after due inquiry and reasonable investigation.

                 4.7 FINANCIAL STATEMENTS/INVENTORY. Seller has previously furnished to Buyer all the unaudited balance sheets of Seller as of August 15, 1996, and the related statements of income and changes in shareholder equity of Seller for the period then ended (together with the notes thereto, the "FINANCIAL STATEMENTS"). The Financial Statements are correct and complete in all material respects and present fairly the financial position of Seller, results of operations and retained earnings of Seller for the periods set forth therein. All inventories of Seller, if any, are owned by Seller free and clear of any Encumbrance.

                 4.8 UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) which will have a Material Adverse Effect.

                 4.9 ACCOUNTS RECEIVABLE. The accounts receivable and all other receivables, if any, are shown on Financial Statements and are valid receivables subject, to the Knowledge of Selling Parties, to no set-offs or counterclaims, are collectible, and will be collected within ninety (90) days after the Closing Date at their recorded amounts.

                 4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Disclosure Schedule, and except as otherwise contemplated by this Agreement, (a) since August 15, 1996, there has not been any Material Adverse Effect, and (b) neither of Seller nor Shareholder has taken any action which, if taken after the date of this Agreement without Buyer's consent, would violate Section 6.1 hereof.

                 4.11 TITLE TO PROPERTY AND ASSETS. Seller owns all the Transferred Assets free and clear of all Encumbrances, except such Encumbrances which arise in the ordinary course of business and do not materially impair Seller's ownership of such Transferred Assets. With respect to Transferred Assets leased by Seller, Seller is in compliance with such leases and, to the best of its Knowledge, holds a valid leasehold interest free of all Encumbrances. Seller does not own any real property used in or relating to the conduct of the Business of Seller.

                 4.12     INTELLECTUAL PROPERTY RIGHTS.

                    (a) Schedule 1.1(e) lists (i) the federal registration number and the date of registration concerning registrations of patents and trademarks and of other marks, trade names or other trade rights currently used by Seller in the conduct of the Business, all of the copyrights and all applications for any of the foregoing; and (ii) (A) all Intellectual Property rights owned by any third party which are not generally commercially available and are currently used by Seller in the conduct of the Business and (B) whether such use is or will be pursuant to license, sublicense, agreement or permission. Schedule 1.1(e) sets forth a list of, and Seller has delivered to Buyer complete and accurate copies of, each agreement, registration and other document relating to the Intellectual Property. There is no default or claim of default or basis therefor, or event which, with the passage of time, could reasonably be expected to result in a default or give rise to any right of termination, cancellation or amendment with respect to any such agreement, registration or other document. Seller owns or possesses adequate and enforceable licenses or other rights to use (1) all Intellectual Property rights listed in Schedule 1.1(e) (2) all computer software designed and/or used by Seller in the conduct of the Business and (3) all other patents, trademarks, service marks and trade names, all applications for any of the foregoing, all other trade secrets, designs, plans, specifications and other Intellectual Property rights of every kind of Seller (whether or not registered) that are used in, possessed by or necessary for the conduct of the Business. Entry into this Agreement and consummation of the transactions contemplated hereby will not impair Seller's ownership or use of the Intellectual Property. No Person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any contractual arrangements entered into by Seller, Shareholder or otherwise. Neither Seller nor Shareholder has granted any license, sublicense or other similar agreement relating in whole or in part to any Intellectual Property.
To the Knowledge of Seller, no Intellectual Property is interfering with, infringing upon or otherwise violating the rights of any third party, and no proceedings have been instituted or to the Knowledge of Selling Parties threatened against or notices received by either Seller or Shareholder alleging that use or proposed use of any Intellectual Property by Seller infringes upon or otherwise violates any rights of a third party, and there is no basis upon which such a claim would validly be made.

                    (b) Without limiting the generality of the foregoing, all Intellectual Property that consists of code, except that explicitly stated to be owned by third parties in Schedule 1.1(e) is owned by Seller and there are no pending legal actions challenging this ownership, nor are there any legal actions pending or, to the Knowledge of the Selling Parties, threatened in any way connected with the Business, including without limitation "look and feel" contentions or other Intellectual Property claims.

                    (c) The documentation of the Intellectual Property is current, accurate and sufficient in detail and content to identify it and permit its full and proper use by Buyer without reliance on the special knowledge of others. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property. Any employee or other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Intellectual Property or any part thereof, or who has knowledge of or access to information relating to it, has been put on notice that the Intellectual Property is proprietary to Seller and not to be divulged or misused (and has executed a proprietary information and inventions agreement, substantially in the form of Exhibit A- 2 attached hereto and by this reference incorporated herein), in form and substance satisfactory to Buyer.

                 4.13 CONTRACTS. There are no Contracts (written or oral) binding upon Seller with respect to the Business except the Contracts set forth in Schedule 1.1(c) or included within the definition of Excluded Assets. Prior to the Closing, Seller has delivered to Buyer true and complete copies of all written Contracts and written summaries of all oral Contracts and any amendments thereto.

                 4.14 LITIGATION. There are no actions, causes of action, claims, suits, proceedings, orders, writs, investigations, injunctions or decrees pending or, to the Knowledge of Selling Parties threatened, against Seller or Shareholder or affecting the operations of Seller (or its properties, assets or businesses) or the consummation of the transactions contemplated herein, at law, in equity or admiralty, or before or by any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Each of Seller and Shareholder is in compliance with all applicable laws and regulations, except where a failure to be in compliance therewith has not had, and will not have, a Material Adverse Effect.

                 4.15 PLANTS, BUILDINGS, STRUCTURES, FACILITIES AND EQUIPMENT. All plants, buildings, structures, facilities and equipment used by Seller in the conduct of the Business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation by Seller of the Business as presently conducted.

                 4.16 INSURANCE. Seller maintains insurance coverage which is valid, outstanding, collectible and enforceable, and is adequate in amount, types and risks insured against in accordance with good judgment, Seller's past practices and normal trade practice in businesses similar to the Business of Seller. Complete and accurate copies of all such policies and related documentation have previously been provided to Buyer by Seller.

                 4.17 EMPLOYEE BENEFIT PLANS; ERISA. Seller does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974. Seller has not entered into any severance or similar arrangement in respect of any present or former personnel that will result in any obligation (absolute or contingent) of Buyer or Seller to make any payment to any present or former personnel following termination of employment.

                 4.18 TAX MATTERS. All federal, state and local taxes ("TAXES"), fees and assessments of whatever nature upon the Transferred Assets and the Business which are due and payable by reasons contemplated by this Agreement, or which would have a Material Adverse Effect, have been or shall be paid by Selling Parties.

                 4.19 ENVIRONMENTAL MATTERS. Seller is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety. Seller has all permits, licenses, registrations and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of the Business of Seller (collectively, "PERMITS").

                 4.20 LABOR RELATIONS AND EMPLOYMENT. With respect to the Business, Seller has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees. The employment of all persons presently employed or retained by Seller is terminable at will, all employment agreements, if any, between Seller and any employee shall terminate as of the Closing, and there are no labor controversies pending or threatened between Seller and any of the employees of Seller.

                 4.21 BROKERS OR FINDERS. Buyer has not or will not have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of Seller or Shareholder.

                 4.22 COPIES OF CERTAIN DOCUMENTS. Prior to the date hereof, Seller has delivered or made available to Buyer true and complete copies of all documents relating to Seller that Buyer has requested. The minute books of Seller made available to Buyer and its counsel for inspection contain full, complete and accurate records of all meetings and accurately reflect all material action and proceedings taken to date by its shareholders and board of directors, and such minute books contain true and complete copies of the charter documents of Seller and all related amendments through the Closing Date. The stock record books of Seller reflect accurately all transactions in its capital stock through the Closing Date.

                 4.23 DISCLOSURE. The representations and warranties by Seller and Shareholder in this Agreement and the statements contained in the schedules, certificates, exhibits and other writings furnished and to be furnished by Seller and Shareholder to Buyer pursuant to this Agreement do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

                 4.24 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Section 4 shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.


                                   ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants as of the Effective Date and as of the Closing Date to Seller and Shareholder as follows:

                 5.1      ORGANIZATION; CAPITALIZATION.

                    (a) Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has the corporate authority to own its properties and to carry on its business as now conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Buyer is qualified to do business as a foreign corporation in all jurisdictions where failure so to qualify would, immediately following the Closing, have a Material Adverse Effect upon (i) the Transferred Assets taken as a whole, (ii) the business, operations or financial condition of Buyer taken as a whole or (iii) the ability of Buyer to consummate the transactions contemplated hereby (any of the foregoing, a "BUYER MATERIAL ADVERSE EFFECT").

                    (b) As of the Closing, (i) all of the issued and outstanding shares of common stock of Buyer will be validly issued, fully paid and nonassessable, and (ii) the shares of Purchased Shares to be issued on the Closing Date will be duly authorized for issuance and will, upon issuance, be validly issued, fully paid and nonassessable under the laws of the State of California.

                 5.2 POWER AND AUTHORITY. Buyer has all requisite corporate power and corporate authority to enter into this Agreement and to assume and perform fully its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate action, and this Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                 5.3 CONSENTS AND APPROVALS; NO VIOLATION. There is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer, (b) result in a breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any material agreement or instrument to which Buyer is a party, or by which any of the businesses, properties or assets of Buyer may be bound.

                 5.4 BROKERS OR FINDERS. Neither Seller nor Shareholder has or will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of Buyer.

                 5.5 DISCLOSURE. The representations and warranties by Buyer in this Agreement and the statements contained in the schedules, certificates, exhibits and other writings furnished and to be furnished by Buyer to Seller and Shareholder pursuant to this Agreement do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

                 5.6 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Section 5 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.


                                  ARTICLE VI.
                      COVENANTS OF SELLER AND SHAREHOLDER

                 6.1 CONDUCT OF BUSINESS. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Seller shall, and Shareholder shall cause Seller to:

                    (a) carry on the Business only in the ordinary course of business in substantially the same manner as heretofore conducted and use its reasonable best efforts, consistent with past practice, to preserve intact its present business organizations, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it;

                    (b) maintain in all material respects all of the Transferred Assets in good repair, order and condition except for ordinary wear and tear and damage by unavoidable casualty;

                    (c) reserve and maintain all Intellectual Property used in the Business;

                    (d) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by Seller or otherwise insuring the Business, assets and properties of Seller;

                    (e) perform in all material respects all obligations of Seller under leases, agreements, contracts and instruments, including without limitation the Contracts, relating to or affecting the Business;

                    (f) maintain the books of account and records of Seller in the usual, regular and ordinary manner;

                    (g) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to Seller and the conduct of the Business;

                    (h) not enter any employment agreement or commitment to employees or effect any increase in the compensation or benefits payable or to become payable to any officer, director or management employee or effect any increase in the compensation of any other employee;

                    (i) make all capital expenditures required for the items described in Schedule 6.1(i);

                    (j) not (i) create or incur any indebtedness for borrowed money, or (ii) create any Encumbrance on the Transferred Assets, other than Permitted Encumbrances;

                    (k) not sell, lease, license or otherwise dispose of any or any material asset (individually or in the aggregate) of Seller (other than dispositions of the Excluded Assets), acquire any substantial assets (other than pursuant to Section 6.1(i)), or make any material commitment relating to the Business, in each case other than in the ordinary course of business;

                    (l) not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

                    (m) not commit itself to do any of the actions described in clauses (a) through (l) above.

                 6.2 ACCESS TO INFORMATION. Between the Effective Date and the Closing Date, Seller will (a) give Buyer and its authorized representatives reasonable access, with prior notice to Seller or Shareholder, to all employees, plants, offices and other facilities and property of Seller and to its books and records, (b) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably request, with prior notice to Seller and Shareholder, and (c) furnish Buyer and its representatives and advisers with such financial, tax and operating data and other information with respect to the business and properties of Seller as Buyer may from time to time reasonably request; provided, however, that (i) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of Seller; (ii) contacts with any customer or supplier of Seller shall be made upon a schedule mutually agreed upon by Buyer and Seller; and (iii) no contact shall be made with any employee of Seller without the prior approval of Seller, which approval shall not be unreasonably withheld or delayed.

                 6.3 EFFORTS TO CONSUMMATE TRANSACTION. Seller and Shareholder shall use their reasonable best efforts to take or cause to be taken all actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary (a) to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by them in connection with the consummation of the transactions contemplated by this Agreement and (b) to assist Buyer at Buyer's expense, prior to the Closing, in obtaining or establishing all licenses, permits, or contractual arrangements necessary for the Buyer to conduct the Business following the Closing in the manner in which it was conducted prior to the Closing except for the changes therein contemplated hereby.

                 6.4 AUTHORIZATION OF AGREEMENT. Shareholder shall cause Seller to authorize by all necessary corporate action the execution and delivery of this Agreement and the performance of its obligations under this Agreement and (b) to perform its obligations under this Agreement.

                 6.5 NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to Section 10.1, Selling Parties shall not directly or indirectly (a) solicit, elicit, encourage or initiate any discussions or negotiations with or provide any information to any Person (other than Buyer or its representatives) concerning or in connection with any sale of substantial assets of, or an equity interest in, Seller or any merger or other business combination relating to Seller, or (b) disclose any information not customarily disclosed to any Person concerning the business and assets of Seller, or afford to any other Person access to the properties, books and records of Seller, or otherwise assist any Person, in connection with any of the foregoing (other than persons who are employees or representatives of Seller and are involved in the transactions contemplated by this Agreement). Selling Partner shall notify Buyer orally (within one business day) and in writing (as promptly as practicable) of all relevant details relating to all inquiries and proposals which it or any such officer, director, employee, investment banker, financial adviser, attorney, accountant or other representative may receive relating to any such matters and if such inquiry or proposal is in writing, Selling Partner shall forthwith deliver to Buyer a copy of such inquiry or proposal.

                 6.6 FINANCIAL INFORMATION. Prior to the Closing, Seller shall provide to Buyer, as soon as such information becomes available, the Financial Statements for Seller, together with such other financial information as Buyer may reasonably request.

                 6.7 CONTINUED ASSISTANCE. At all times from and after the Closing Date, Selling Parties shall cooperate with Buyer and provide such assistance and access to documents and records as Buyer may reasonably request, at Buyer's expense, in connection with the preparation and audit of financial statements or the sustaining of accounting, Tax or other financial positions, including without limitation access to Seller's and Shareholder's accountants and their work papers.

                 6.8 NOTIFICATION OF CERTAIN MATTERS. Seller and Shareholder shall promptly notify Buyer from time to time prior to the Closing Date of (i) any facts which, to the Knowledge of Selling Parties, make any of Selling Parties' representations or warranties made herein or in any Exhibit or Schedule hereto materially false or misleading or that are necessary in order to make such representations or warranties not materially false or misleading; and (ii) any failure of any of Seller or Shareholder to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it or him hereunder and each of Seller and Shareholder shall use its and his reasonable best efforts to take such action as is necessary to make such representation or warranty not materially false or misleading, and to remedy any such failure on its or his part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder. During the period from the date of this Agreement to the Closing Date, each of Seller and Shareholder shall promptly notify Buyer of any material change in, or outside of, the ordinary course of business of Seller and of any written complaints or investigative hearings by a governmental authority, or the institution, threat or settlement of litigation with respect to Seller, businesses or Seller's assets and properties, and shall keep Buyer informed in reasonable detail of such events, to the extent permitted by law but without waiving any attorney-client privilege.

                 6.9 SHAREHOLDERS' APPROVAL. Seller shall submit this Agreement to its shareholders for approval and adoption as provided by law and its Articles of Incorporation and Bylaws whether at a special meeting or by written consent of the shareholders of the Seller.

                 6.10 VOTE OF THE SHAREHOLDER. Subject to the observance of his fiduciary duties to Seller, Shareholder covenants and agrees that all shares of Seller Common Stock held by Shareholder shall be voted at the shareholders' meeting or by written consent in favor of the approval and adoption of this Agreement, and further covenants to use his best efforts to facilitate the consummation of the transactions contemplated by this Agreement. Shareholder further agrees to waive any and all dissenter's rights available to him under Section 1300 et. seq. of the California Corporations Code.

                 6.11 TAX TREATMENT. Selling Parties acknowledge and agree that the responsibility of structuring the sale of the Transferred Assets as a "C" Reorganization pursuant to Section 368(a)(1)(C) of the Code shall be borne solely by Selling Parties, and that the tax consequences of a failure for any reason to obtain and maintain such status shall be at the sole risk of Selling Parties.

                 6.12 BULK SALES. This Agreement is subject to the condition of complete compliance with the terms of Division 6 of the California Commercial Code (the "BULK SALES ACT"), and prior to the Closing Selling Parties will take all steps necessary to comply in full with the requirements of the Bulk Sales Act. In the event that the notices required by the Bulk Sales Act reveal a claim against the Transferred Assets different from, or in excess of, what Buyer had agreed to assume, Seller shall promptly cause such claim to be extinguished.

                 6.13 ADOPTION OF THE PLAN OF LIQUIDATION. Prior to the Closing, Seller and Shareholder shall each approve and adopt, and Shareholder shall cause Seller to approve and adopt, the Plan of Liquidation, in form and substance satisfactory to Buyer.


                                  ARTICLE VII.
                               COVENANTS OF BUYER

                 7.1 ACTIONS AND CONSENTS. Buyer shall cooperate with Selling Parties and provide such assistance as Seller may reasonably request, in connection with Selling Parties' efforts to obtain all consents, approvals and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby.

                 7.2 CONTINUED ASSISTANCE. At all times from and after the Closing Date, Buyer shall cooperate with Seller and provide such assistance and access to documents and records as Seller may reasonably request, at Seller's expense, in connection with the defense or prosecution of any claims, actions, suits or investigations arising out of the conduct of the Business prior to the Closing Date.

                 7.3 EFFORTS TO CONSUMMATE TRANSACTION. Buyer shall use its reasonable best efforts to take or cause to be taken all actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to Closing, all necessary governmental or other third-party approvals and consents required to be obtained by them in connection with the consummation of the transactions contemplated by this Agreement.

                 7.4 OFFER OF AT-WILL EMPLOYMENT. Buyer shall offer employment on an at-will basis to two (2) full-time and two (2) part- time employees of Seller mutually agreed to by Buyer and Seller, under terms equivalent to terms received by Buyer's current employees in comparable positions.

                 7.5 TAX TREATMENT. Buyer shall cooperate fully with Selling Parties in order to obtain and maintain the tax treatment of the sale of the Transferred Assets as a "C" Reorganization pursuant to Section 368(a)(1)(C) of the Code.

                                 ARTICLE VIII.
                             CONDITIONS OF CLOSING

                 8.1 CONDITIONS TO OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer:

                    (a) Representations, Warranties and Covenants. The representations and warranties of Seller and Shareholder contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (without taking into account interim disclosure). Seller and Shareholder shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller and Shareholder on or prior to the Closing Date.

                    (b) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof. No litigation or governmental investigation or proceeding seeking to enjoin or challenging, or seeking damages or relief in connection with, the transactions contemplated by this Agreement shall be pending, which in Buyer's reasonable judgment (with advice of counsel), makes it inadvisable to proceed with the transaction contemplated by this Agreement.

                    (c) Approvals. All governmental and third party approvals, consents, licenses, permits or waivers necessary for consummation of the transactions contemplated by this Agreement and for the operation of the Business by the Buyer following the Closing shall have been obtained.

                    (d) Information. Seller shall have provided to Buyer, upon Buyer's reasonable request therefor, such financial statements, plans of operation, cash flow analyses and projections as Seller typically prepares; and Buyers shall be reasonably satisfied with the results of its business, legal and accounting due diligence investigations of the assets, liabilities (including, without limitation, the Assumed Liabilities), Business, operations, labor relations and prospects of Seller. The execution and delivery of this Agreement by Buyer shall not be deemed to be a waiver of the foregoing condition with respect to any due diligence investigations conducted, or any information or other materials provided by Seller or Shareholder prior to the date hereof.

                    (e) Continuity of Contracts. Buyer shall have received assurances reasonably satisfactory to the Buyer that Seller's Contracts with customers and vendors shall continue in full force and effect or be renewed for the benefit of the Buyer after the Closing on the same substantive terms as exist as of the date hereof.

                    (f) Deliveries. Seller and/or Shareholder shall have delivered, or caused to be delivered, to Buyer the following documents and certificates (which shall be in form and substance satisfactory to Buyer):

                      (i) Bring-Down Certificate - a certificate, substantially in the form of Exhibit B-1 attached hereto and by this reference incorporated herein, dated the Closing Date and signed by an executive officer of Seller and by Shareholder expressly certifying that the conditions set forth in Section 8.1(a) have been met and stating that all other conditions to Seller's and Shareholder's obligations hereunder have been satisfied or waived;

                      (ii) Bill of Sale - an original bill of sale, substantially in the form of Exhibit C attached hereto and by this reference incorporated herein, and other good and sufficient instruments of transfer and conveyance in form effective to vest in Buyer good and marketable title to the Transferred Assets;

                      (iii) Instruments of Assignment - an original assignment substantially in the form of Exhibit D attached hereto and by reference incorporated herein (the "GENERAL ASSIGNMENT"), of all Contracts, agreements, licenses, purchase orders and leases relating to the Business; and separate original assignments substantially in the form of Exhibit E attached hereto and by this reference incorporated herein (the "INTELLECTUAL PROPERTY ASSIGNMENT"), of all Intellectual Property, including that set forth in the Disclosure Schedule;

                      (iv) Miscellaneous - such other documents of transfer, conveyance and assignment in form effective to transfer all of the Transferred Assets to the Buyer;

                    (g) Material Adverse Change. Since the date of the Financial Statements, there shall not have been a material adverse change in the assets, taken as a whole, business, operations, financial condition or prospects of the Business.

                    (h) Employment Agreement. Buyer and Shareholder shall have executed an employment agreement (the "EMPLOYMENT AGREEMENT") on or before the Closing, substantially in the form of Exhibit F attached hereto and by this reference incorporated herein.

                    (i) Treatment under Section 368(a)(1)(C). Buyer shall have received confirmation from its legal counsel that the transactions contemplated in this Agreement will receive tax deferred reorganization treatment under Section 368(a)(1)(C) of the Code

                    (j) Seller Investment Representation Letter. Seller shall have executed and delivered to Buyer an Investment Representation Letter (the "SELLER INVESTMENT REPRESENTATION LETTER"), dated as of the Closing Date, between Buyer and Seller, substantially in the form of Exhibit G-1 attached hereto and by this reference incorporated herein.

                    (k) Shareholder Investment Representation Letter. Shareholder shall have executed and delivered to Buyer an Investment Representation Letter (the "SHAREHOLDER INVESTMENT REPRESENTATION LETTER"), dated as of the Closing Date, between Buyer and Shareholder, substantially in the form of Exhibit G-2 attached hereto and by this reference incorporated herein.

                    (l) Plan of Liquidation. Prior to the Closing, Selling Parties shall have delivered to Buyer the Plan of Liquidation, duly approved and adopted by the board of directors and the shareholders of Seller.

                    (m) Bulk Sales Compliance. On or before the Closing, Selling Parties shall have complied with the provisions of the Bulk Sales Act.

                 8.2 CONDITIONS TO OBLIGATIONS OF SELLER AND SHAREHOLDER TO CLOSE. The obligations of Seller and Shareholder to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Seller and Shareholder:

                    (a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

                    (b) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof. No litigation or governmental investigation or proceeding seeking to enjoin or challenging, or seeking damages or relief in connection with, the transactions contemplated by this Agreement shall be pending, which in Seller's or Shareholder's reasonable judgment (with advice of counsel), makes it inadvisable to proceed with the transactions contemplated by this Agreement.

                    (c) Deliveries. Buyer shall have delivered to Seller and Shareholder the following documents and certificates:

                      (i) Bring-Down Certificate - a certificate, substantially in the form of Exhibit B-2 attached hereto and by this reference incorporated herein, dated the Closing Date and signed by an executive officer of Buyer, expressly certifying that the conditions set forth in Section 8.2(a) has been met and stating that all other conditions to Buyer's obligations hereunder have been satisfied or waived;

                      (ii) Purchased Shares - certificates representing the Purchased Shares, duly executed;

                    (d) Employment Agreement. Buyer and Shareholder shall have executed the Employment Agreement on or before the Closing.

                    (e) Treatment under Section 368(a)(1)(C). Selling Parties shall have received confirmation from their legal counsel that the transactions contemplated in this Agreement will receive tax deferred reorganization treatment under Section 368(a)(1)(C) of the Code

                                  ARTICLE IX.
                                INDEMNIFICATION

                 9.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC.

                    (a) The representations, warranties and covenants of Seller and Shareholder contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by Buyer or its designees of the Transferred Assets, Business, operations or condition (financial or otherwise) of Seller or Shareholder and continue in full force and effect for one (1) year after the Closing Date; provided, however, that the representations, warranties and covenants of Seller and Shareholder set forth in Section 4.18 shall survive until the expiration of the applicable statutes of limitations, including extensions thereof, with respect to the matters described therein.

                    (b) The representations, warranties and covenants of Buyer contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by Seller or Shareholder and continue in full force and effect for one (1) year after the Closing Date

                 9.2      INDEMNIFICATION.

                    (a) Seller and Shareholder shall, jointly and severally, indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents, successors and assigns (the "BUYER GROUP") from and against any and all damages, costs, liabilities, losses, judgements, penalties, fines, claims and expenses, including without limitation, interest, cost of mitigation, clean-up or remedial action, damages to the Environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "LOSSES"), asserted against or incurred by Buyer or members of the Buyer Group in connection with, arising out of or resulting from
(i) any breach of any covenant, representation, warranty or agreement made by Seller or Shareholder in or pursuant to this Agreement (in each case without regard to any materiality threshold or reference to Material Adverse Effect contained therein) and (ii) the Excluded Liabilities. There shall be no amount payable by Seller or Shareholder pursuant to their indemnification obligations in Section 9.2(a), unless and until the cumulative amount of all Losses incurred by Buyer under this Section 9.2 exceeds $15,000, in which event Buyer is entitled to recover from Seller and Shareholder pursuant to this Section 9.2 the full cumulative amount of such Losses; provided, however, that the maximum amount recoverable by Buyer from Seller and Shareholder for indemnification claims hereunder shall be $225,000 recoverable solely from the Purchased Shares and/or any proceeds from the sale, transfer or disposition of the Purchased Shares. In no event shall any claim for indemnification hereunder by required to be satisfied by any other assets or property, other than the Purchased Shares and/or any proceeds therefrom, of Seller or Shareholder.

                    (b) Buyer shall indemnify Seller and/or Shareholder, and their respective officers, directors, employees, agents, successors and assigns (collectively, the "SELLING PARTIES GROUP") from and against any and all Losses asserted against or incurred by Seller or Shareholder or members of the Selling Parties Group in connection with, arising out of or resulting from (i) any breach of any covenant, representation, warranty or agreement made by Buyer in or pursuant to this Agreement (in each case without regard to any materiality threshold or reference to Material Adverse Effect contained therein) and (ii) the Assumed Liabilities. There shall be no amount payable by Buyer pursuant to its indemnification obligations in Section 9.2(b), unless and until the cumulative amount of all Losses incurred by Seller and/or Shareholder under this Section 9.2 exceeds $15,000, in which event Seller and/or Shareholder are entitled to recover from Buyer pursuant to this Section 9.2 the full cumulative amount of such Losses; provided, however, that the maximum amount recoverable by Seller and/or Shareholder from Buyer for indemnification claims hereunder shall be $225,000.

                 9.3      PROCEDURE FOR CLAIMS BY THIRD PARTIES.

                    (a) Any party asserting a right of indemnification provided for under this Agreement (the "INDEMNIFIED PARTY") in respect of, arising out of or involving a claim or demand made by any Person, firm, governmental authority or corporation against the Indemnified Party (a "THIRD PARTY CLAIM") shall notify the indemnifying party (the "INDEMNIFYING PARTY") in writing of the Third Party Claim within thirty (30) business days after receipt by such Indemnified Party of written notice of the Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Party of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this Section 9 except to the extent that the Indemnified Party's ability to defend against such claim is actually prejudiced thereby. The Indemnifying Party agrees (and, at such time as the Indemnifying Party acknowledges his or its liability under this Section 9 with respect to such Third Party Claim, the Indemnifying Party shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party. The Indemnified Party shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by him or it. If the Indemnifying Party has not yet acknowledged his or its liability under this Section 9 with respect to such Third Party Claim, then the Indemnifying Party and the Indemnified Party shall cooperate in defending against such Third Party Claim at the Indemnifying Party's expense, and neither party shall have the right, without the other's consent, to settle or compromise any such Third Party Claim.

                    (b) If any party becomes obligated to indemnify another party with respect to any Third Party Claim pursuant to a right of indemnification provided for under this Agreement and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten (10) days following written demand by the Indemnified Party.

                 9.4      TAX INDEMNIFICATION.

                    (a) Notwithstanding anything in this Agreement to the contrary, Seller and Shareholder shall, jointly and severally, indemnify, reimburse, defend and hold harmless Buyer or any member of the Buyer Group from and against all Losses arising in respect of any "Pre-Closing Period" (as defined below) asserted against or incurred by Buyer or any member of the Buyer Group in connection with, arising out of or resulting from a breach of the representations or warranties set forth in Section 4.18 above ("TAX LOSSES").

                    (b) For purposes of this Agreement, "PRE-CLOSING PERIOD" means any taxable period ending on or before the Closing Date, and the portion of any taxable period beginning on or before but ending after the Closing Date which portion begins on the first day of such a taxable period and ends on the Closing Date.

                    (c) Notwithstanding anything in this Agreement to the contrary, and pursuant to the terms set forth in Section 9.3 above, Seller and Shareholder shall have the right to control any audit or determination by any taxing authority, initiate any claim for refund or amended return, contest, defend against, resolve and settle any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes or otherwise resolve any issue pertaining to any Tax Losses. Buyer shall have the right to receive in a timely manner copies of all non- privileged correspondence, records and relevant documentation and to be timely informed of and to attend all meetings with third parties relating to any claimed Tax Losses.


                                   ARTICLE X.
                                 MISCELLANEOUS

                 10.1     TERMINATION.

                    (a) Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                          (i)     by mutual written consent of Selling Parties
and Buyer;

                          (ii)    by Selling Parties or Buyer if for any reason
the Closing shall not have occurred on or before August 30, 1996; or

                          (iii)   by Selling Parties or Buyer upon five (5)
business days' prior notice to the other, in the event that a condition to the terminating party's obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction, unless during such five (5) business day period such condition shall be satisfied; provided, however, that no party shall be entitled to terminate this Agreement pursuant to clause (ii) above or this clause (iii) in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such party's breach of this Agreement.

                          (b)     If any party terminates this Agreement
pursuant to Section 10.1, all obligations of the parties hereto shall terminate without further liability of any party to any other except for (i) any liability of any party for the breach of this Agreement as of the date of such termination, or (ii) any liability of any party for the breach of Section 10.2 below.

                 10.2 CONFIDENTIALITY. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party will have access to confidential information relating to the other party or parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except in connection with the transactions contemplated hereby, and in the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other party or parties all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing his or its employees who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter, disclosed through no act or omission of such party, in any manner making it available to the general public. Each party shall use all reasonable steps to safeguard such information.

                 10.3 PUBLICITY. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Seller, Shareholder and Buyer, which consent will not be unreasonably withheld, except as required by law.

                 10.4 ENTIRE AGREEMENT. This Agreement and the other documents delivered in connection herewith constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matters hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

                 10.5 POWER OF ATTORNEY. Effective upon the Closing Date, Seller hereby irrevocably constitutes and appoints the Buyer as its true and lawful attorney-in-fact, with full power of substitution, in the name of Seller, on behalf of and for the benefit of the Buyer, to endorse, without recourse, checks, notes and other instruments relating to the Transferred Assets in the name of Seller. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller. Seller further agrees that the Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers and Seller shall promptly transfer and deliver to the Buyer any cash or other property received by Seller, directly or indirectly, at any time after the Closing Date in respect of any accounts receivable or otherwise relating to the Transferred Assets and the Business transferred, conveyed and assigned to the Buyer as provided herein.

                 10.6     CERTAIN TAX MATTERS.

                          (a)     Access and Record Retention.  Buyer and
Selling Parties shall each permit authorized representatives of the others, at all reasonable times after the Closing, access to their offices, records and accounts which relate to Seller prior to the Closing for the purpose of obtaining any information necessary for the preparation and filing of any tax returns or other reports to any governmental agency for any period. Buyer and Selling Parties shall each retain such records as the others may reasonably request, including those which shall be necessary to permit preparation and filing of federal and state tax returns, for reasonable periods (not less than those during which additional Taxes may be assessed and collected) consistent with their record retention policies.

                          (b)     Tax Returns and Reports.  Seller shall
prepare and file any tax returns due after the date hereof, and shall pay all Taxes shown due thereon, with respect to all taxable periods ending on or before the Closing.

                          (c)     Contest.  Seller shall have the
responsibility of conducting any audit, examination, proceeding or litigation with respect to any non-Income Tax for which Seller would be required to pay or indemnify Buyer (a "CONTEST"). Seller shall keep the Buyer fully and timely informed with respect to all matters relating to any Contest. The right to control a Contest shall be limited to amounts and issues in dispute that would result in a non-Income Tax or indemnification payment by Seller. Notwithstanding the foregoing, if any issue raised in a Contest could have an adverse impact on Buyer, (i) Buyer shall be entitled to participate (at its expense) in any Contest through counsel of Buyer's choosing, and (ii) Seller shall not, without Buyer's prior written consent, settle, compromise or otherwise concede a position that could reasonably be expected to have a Buyer Material Adverse Effect.

                 10.7 FURTHER ASSURANCES. From time to time after the Closing, Seller will execute and deliver, or cause its affiliates to execute and deliver, to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Transferred Assets and the Business, and otherwise in order to carry out the purpose and intent of this Agreement.

                 10.8 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

                 If to Buyer:

                          Legacy Software, Inc.
                          5340 Alla Road
                          Los Angeles, California 90066
                          Facsimile: (310) 488-0490
                          Attention:  Ariella J. Lehrer, Ph.D.

                 With copies to:

                          Brobeck, Phleger & Harrison LLP
                          550 South Hope Street
                          Los Angeles, CA 90071-2604
                          Facsimile: (213) 239-1253
                          Attention:  V. Joseph Stubbs, Esq.

                 If to Seller:

                          On the Toes of Giants
                          40459 Highway 41
                          Suite 6
                          Oakhurst, California 93644
                          Facsimile:  (209) 642-4737
                          Attention:  Robert E. Heitman

                 With a copy to:

                          Cooley Godward Castro Huddleson & Tatum
                          3000 Sand Hill Road
                          Building 3, Suite 230
                          Menlo Park, California 94025
                          Facsimile: (415) 854-2691
                          Attention:  David R. Lee, Esq.

                 If to Shareholder:

                          Robert E. Heitman
                          40459 Highway 41
                          Suite 6
                          Oakhurst, California 93644

                 With a copy to:

                          Cooley Godward Castro Huddleson & Tatum
                          3000 Sand Hill Road
                          Building 3, Suite 230
                          Menlo Park, California 94025
                          Facsimile: (415) 854-2691
                          Attention:  David R. Lee, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.8, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.8, be deemed given upon receipt, and
(iii) if delivered by mail in the manner described above to the address as provided in this Section 10.8, be deemed given five (5) days after deposit in the United States mail (in each case regardless of whether such notice, request or other communication is received by any other party to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change his or its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                 10.9 EXPENSES. Seller, Shareholder and Buyer shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller shall pay all applicable sales, use, transfer and documentary taxes arising out of the purchase and sale of the Transferred Assets and the Business. The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement, including where practical, but not limited to, the electronic transmission of Intellectual Property so as to the limit the application of sales and use taxes.

                 10.10 WAIVERS. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

                 10.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                 10.12 SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

                 10.13 ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement or any rights or obligations hereunder shall not be assignable by any party, except that Buyer may (i) assign any or all of its rights and interests hereunder (A) to one or more of its affiliates or (B) in connection with the transfer of all or substantially all of the assets of Buyer after the Closing Date, (ii) designate one of more of its affiliates to perform its obligations hereunder (in any or all of which cases Buyer shall nonetheless remain liable and responsible for the performance of all of its obligations hereunder) or (iii) pledge its rights hereunder to a lender as security for any financing or refinancing.

                 10.14 SPECIFIC PERFORMANCE. Each of Selling Parties and Buyer hereto acknowledges and agrees that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over Buyer and Selling Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                 10.15 MEDIATION AND ARBITRATION. Any dispute which may arise among the parties hereto, as to the construction, interpretation or effect of this Agreement, including without limitation, the determination of entitlement to indemnification hereunder and the calculation of the amount of Losses, which is not resolved by mutual agreement among the parties, shall first be submitted to nonbinding mediation on terms and conditions to be mutually agreed upon by the disputing parties. In the event that a dispute is not resolved by nonbinding mediation, any disputing party may give all other disputing parties notice of such party's intention to cause the same to be submitted to binding arbitration. After fifteen (15) days have elapsed from the giving of such notice, but not before such time, the party who gave such notice may cause any such dispute which then remains unresolved to be submitted to arbitration by submitting the same to the Los Angeles, California office of the American Arbitration Association (the "AAA") (or any successor thereto, but if no organization is then performing a function reasonably similar to the AAA, then to a court of competent jurisdiction in accordance with the rules of the court) with a request for arbitration to be conducted in accordance with the rules thereof by one (1) arbitrator to be jointly selected by the disputing parties. The prevailing party's expenses, including without limitation attorneys' fees, of such arbitration shall be borne by the losing party; provided, however, that if liability is allocated by the arbitrator among the parties, the expenses of such arbitration, including without limitation the other party's attorneys' fees, shall be borne by the parties in proportion to their respective percentages or proportions of liability assessed by the arbitrator. The decision of the arbitrator as to all matters properly submitted to such arbitrator and as to the apportionment of expenses of arbitration shall be conclusive and binding upon the parties and judgment upon any award may be entered in any court of competent jurisdiction.

                 10.16 HEADINGS. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

                 10.17 DEFINITIONS. As used in this Agreement, the following terms have the meanings defined for such terms in the Sections set forth below:

          Term                                                                   Section
          ----                                                                   -------
          Assumed Liabilities                                                    1.3

          Bulk Sales Act                                                         6.12

          Business                                                               Recitals

          Buyer                                                                  Introduction

          Buyer Group                                                            9.2

          Buyer Material Adverse Effect                                          5.1

          Closing                                                                Article III

          Closing Date                                                           Article III

          Code                                                                   Recitals

          Contracts                                                              1.1

          Employment Agreement                                                   8.1

          Encumbrance                                                            1.1

          Excluded Assets                                                        1.2

          Excluded Liabilities                                                   1.5

          Financial Statements                                                   4.7

          General Assignment                                                     8.1

          Indemnified Party                                                      9.3

          Indemnifying Party                                                     9.3

          Intellectual Property                                                  1.1

          Intellectual Property Assignment                                       8.1

          Knowledge of Selling Parties                                           4.6

          Losses                                                                 9.1

          Material Adverse Effect                                                4.1

          Notices                                                                10.8

          Permits                                                                4.20

          Person                                                                 4.4

          Plan of Liquidation                                                    Recitals

          Pre-Closing Period                                                     9.4

          Purchased Shares                                                       Article II

          Seller                                                                 Introduction

          Seller Common Stock                                                    4.3

          Selling Parties                                                        Introduction

          Selling Parties Group                                                  9.2

          Shareholder                                                            Introduction

          Tax Losses                                                             9.4

          Taxes                                                                  4.18

          Term                                                                   6.13

          Third Party Claim                                                      9.3

          Transfer                                                               1.1

          Transferred Assets                                                     1.1

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.


                                   LEGACY SOFTWARE, INC.
                                   a Delaware corporation


                                   By: /S/ ARIELLA J. LEHRER
                                   ----------------------------------------
                                   Name:  Ariella J. Lehrer, Ph.D.
                                   Title: President and Chief Executive Officer



                                   ON THE TOES OF GIANTS,
                                   a California corporation

                                   By: /S/ ROBERT E. HEITMAN
                                   ----------------------------------------
                                   Name:  Robert E. Heitman
                                   Title: President


                                   /S/ ROBERT E. HEITMAN
                                   ----------------------------------------
                                   Name: Robert E. Heitman